Exhibit 99.1

Poniard Pharmaceuticals Reports Third Quarter 2006 Corporate Activities
and Financial Results

South San Francisco, Calif. (November 14, 2006) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a specialty pharmaceutical company focused on oncology, today reported on its corporate progress and financial results for the third quarter ended September 30, 2006.

“We recently attained important milestones with the completion of patient enrollment in our Phase 2 small cell lung cancer (SCLC) trial of picoplatin, our lead product candidate, and the announcement of positive interim median overall survival data from that trial, as well as the expansion of our license agreement to obtain exclusive worldwide rights for picoplatin and more favorable financial terms,” said Jerry McMahon, Ph.D., chairman, president and CEO of the Company.  “Over the coming months, we will remain focused on continuing to move our picoplatin development program forward, with the objectives of initiating a Phase 3 trial in small cell lung cancer, completing our current Phase 1 trials in colorectal and prostate cancers and initiating Phase 2 studies for these indications.”

Recent Corporate Highlights

•            Completed patient enrollment in the Phase 2 open-label, multi-center clinical trial evaluating picoplatin for the treatment of SCLC.

•            Announced positive interim median overall survival data from the ongoing Phase 2 clinical trial.  Based on these data, Poniard plans to initiate a pivotal Phase 3 trial of picoplatin in SCLC in the first half of 2007, with the goal of filing a New Drug Application for this indication in 2009.

•            Expanded the license agreement for picoplatin with improved financial terms for the Company and gained exclusive worldwide rights.  The expanded license agreement eliminates the payment of development milestones and significantly reduces the royalty rate payable on potential sales of picoplatin.

•            Secured a $15 million term loan from SVB Silicon Valley Bank and Merrill Lynch Capital.  The Company plans to use the proceeds of the loan to pay amounts due under the expanded picoplatin license agreement, to fund late-stage clinical trials of picoplatin and general corporate needs.

•            Implemented a one-for-six reverse split of the Company’s common stock effective as of the opening of trading on September 25, 2006.

Third Quarter 2006 Unaudited Financial Results

The Company reported a net loss of $4.9 million ($0.22 diluted loss per share on a loss applicable to common shares of $5.0 million) for the third quarter of 2006 compared to a net loss of $3.1 million ($0.56 diluted loss per share on a loss applicable to common shares of $3.2 million) for the same period in 2005.  Net loss for the nine months ended September 30, 2006 was $17.2 million ($1.13 diluted loss per share on a loss applicable to common shares of $17.5 million) compared to a net loss of $17.0 million ($3.12 diluted loss per share on a loss applicable to common shares of $17.4 million) for the nine months ended September 30, 2005.

There was no revenue for the quarter and nine months ended September 30, 2006, compared to $2,000 and $4,000, respectively, for the same periods in 2005.

Total operating expenses for the third quarter of 2006 increased 80 percent to $5.6 million, from $3.1 million for the third quarter of 2005, due primarily to higher clinical costs associated with the Company’s picoplatin trials and the recognition of stock option expense resulting from the adoption of Statement of Financial Accounting Standard 123R.  Total operating expenses decreased 14 percent to $14.8 million for the nine months ended September 30, 2006, from $17.1 million for the same period in 2005.  Total operating expenses for the nine months ended September 30, 2005, included a non-cash asset impairment charge of $3.3 million and a restructuring charge of $1.5 million.  The restructuring charge related to termination benefits for the Company’s reduction in force completed in June 2005 and for other costs related to the termination of the Company’s skeletal targeted radiotherapy (STR) program.

Research and development (R&D) expenses increased 70 percent to $3.4 million for the third quarter of 2006, from $2.0 million for the third quarter of 2005, and increased 19 percent to $9.1 million for the nine months ended September 30, 2006, from $7.7 million for the same period in 2005.   The increase in R&D expenses for the third quarter of 2006 resulted from higher clinical costs associated with the Company’s picoplatin trials.  The increase in R&D expenses for the nine months ended September 30, 2006, resulted from the higher clinical costs associated with the Company’s picoplatin trials, partially offset by the termination of activities related to STR during the second quarter of 2005.

General and administrative (G&A) expenses increased 88 percent to $2.2 million for the third quarter of 2006, compared with $1.2 million for the third quarter of 2005 and increased 25 percent to $5.7 million for the nine months ended September 30, 2006, from $4.6 million for the same period in 2005.  The increases in G&A costs for the quarter and nine months ended September 30, 2006 are primarily due to the recording of stock options expense resulting from the adoption of Statement of Financial Accounting Standard 123R.

Total cash as of September 30, 2006 was $49.5 million, compared with $3.5 million at December 31, 2005.  Management currently believes the existing cash will provide adequate resources to fund the Company’s operations until at least the end of 2007.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  An intravenous chemotherapeutic agent, it is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s results of operation and financial condition and its drug development and clinical programs, including preliminary trial results.  The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, clinical trials, the results of later clinical testing and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, general market conditions and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

# # #

(Tables to follow)

Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenues	$—	$2	$—	$4
Operating expenses:
Research and development	3,369	1,978	9,135	7,699
General and administrative	2,186	1,160	5,703	4,582
Realized gain on equipment disposal	—	(184)	(73)	(184)
Asset impairment	—	—	—	3,346
Restructuring	—	140	—	1,644
Total operating expenses	5,555	3,094	14,765	17,087
Loss from operations	(5,555)	(3,092)	(14,765)	(17,083)
Other income (expense), net	669	14	(2,408)	76
Net loss	(4,886)	(3,078)	(17,173)	(17,007)

Preferred stock dividends	(125)	(125)	(375)	(375)
Loss applicable to common shares	$(5,011)	$(3,203)	$(17,548)	$(17,382)

Loss per share:
Basic and diluted	$(0.22)	$(0.56)	$(1.13)	$(3.12)

Shares used in calculation of loss per share:
Basic and diluted	22,805	5,713	15,546	5,574

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS:
Cash and investment securities	$49,480	$3,523
Cash - restricted	136	1,000
Facilities and equipment, net	358	273
Assets held for sale	3,027	3,110
Licensed products, net	11,540	1,708
Other assets	587	500
Total assets	$65,128	$10,114

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$12,977	$6,941
Shareholders’ equity	52,151	3,173
Total liabilities and shareholders’ equity	$65,128	$10,114